UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 29, 2004

Milacron Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-08485	311062125
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2090 Florence Avenue, Cincinnati, Ohio		45206
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(513) 487-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

The structure of the equity portion of base compensation for non-employee directors of Milacron Inc. (the "Company") has been revised as follows:

On July 29, 2004, the Board of Directors of the Company (the "Board") amended the Milacron Inc. 1994 Long - Term Incentive Plan and the Milacron Inc. 1997 Long - Term Incentive Plan (the "Incentive Plans") such that non-employee directors will no longer receive awards pursuant to the Incentive Plans in the future. In lieu of the options and restricted shares of the Company’s common stock awarded under the Incentive Plans, the Board determined that each non-employee director serving on the Board shall receive a thirty-thousand dollar ($30,000) equity component to annual base compensation, with the form of the equity to be based on the Company’s common stock and determined by the Board on an annual basis.

On November 1, 2004, the Board determined to freeze the Milacron Inc. Plan for the Deferral of Directors’ Compensation (the "Deferral Plan"), effective December 31, 2004 for future voluntary and mandatory deferrals of directors’ compensation due to uncertainty surrounding the effect on the Plan of the American Jobs Creation Act of 2004. The Deferral Plan had required that at least ten thousand dollars ($10,000) of the annual compensation of a non-employee director be deferred into an account in the form of the Company’s common stock. As a result of the Board’s action, compensation earned by a non-employee director subsequent to December 31, 2004 cannot be deferred pursuant to the Deferral Plan.

On November 2, 2004, the Board determined that, effective January 1, 2005, each non-employee director will be permitted to elect to take in cash or in equity based on the Company’s common stock the ten thousand dollars ($10,000) portion of annual compensation which had formerly been required to be deferred under the Plan. The Board will determine the form of equity available to non-employee directors on an annual basis.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Milacron Inc.

November 4, 2004	By:	Hugh C. O'Donnell

Name: Hugh C. O'Donnell
Title: Senior Vice President, General Counsel and Secretary